Exhibit 2.03

Prepared Out of State by: Charles E. Kohlhoss
8120 Woodmont Ave
Suite 350
Bethesda, MD 20814

Tax Map No. 26-94
Tax Map No. 26-94A
Tax Map No. 27-2
Tax Map No. 27-213
Tax Map No. 27-8A

This is a Modification which secures a loan which is primarily secured by a Deed of Trust on property located in Augusta County, VA recorded on June 26, 2006 as Liber 060008323at folio 0270 in the amount of $350,000.00 upon which the applicable transfer and recordation taxes have been paid. This supplemental Instrument is therefore exempt from transfer and Recordation taxes pursuant to VA Code section 58.1-809 except to the extent of the increase in the amount of $165,000.00.

MODIFICATION AGREEMENT

THIS MODIFICATION AGREEMENT - DEED OF TRUST NOTE (hereinafter referred to as the "Agreement") is made effective 10/5/2006 by and between SEA WRIGHT SPRINGS, LLC (hereinafter referred to as the "Borrower"), PALMA COLLINS, a resident of, 3859 Centerview Dr., Suite 300, Chantilly VA 20151, Fairfax County, as Trustee and CHARTER HOUSE, LLC (hereinafter referred to as the "Lender"), who, in consideration of the mutual covenants herein and for Ten Dollars and other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, agree as follows:

 1.     Introductory Provisions. The Lender is the owner and holder of that certain Deed of Trust Note dated 6/8/2006, which has been executed and delivered by the Borrower to the order of the Lender, in the principal amount of THREE HUNDRED FIFTY THOUSAND AND NO/100 Dollars ($350,000.00), which Deed of Trust Note is hereinafter referred to as the "Note".

The Borrower's obligations under the Note are secured by, among other things, that certain Deed of Trust and Security Agreement dated 6/8/2006 made by Borrower to PALMA COLLINS, Trustee and recorded June 26, 2006 in Liber 060008323 at folio 0270 among the Land Records for Augusta County, covering certain real property and improvements thereon, more particularly described on "EXHIBIT A" attached hereto and made a part hereof, which Deed of Trust and Security Agreement is hereinafter referred to as the "Deed of Trust".

All liens, security interests, assignments, superior titles, rights, remedies, powers, equities and priorities securing the Note or providing recourse to Lender with respect thereto are hereinafter collectively called the "Liens". The land encumbered by the Deed of Trust and the improvements, now existing or hereafter constructed, and fixtures thereon and appurtenances thereto are hereinafter collectively called the "Property".

The Borrower's obligations under the Note and the Deed of Trust, and all renewals, extensions, amendments, supplements and restatements thereof, are hereinafter collectively called the "Obligations". The Note, the Deed of Trust and any other document now or hereafter executed and delivered in connection with the obligations or any part thereof, as such documents or any of them may be renewed, extended, amended, supplemented or restated from time to time, are hereinafter collectively called the "Loan Documents". Terms defined in the Loan Documents and not redefined in this Agreement shall have the same meanings in this Agreement as assigned in the Loan Documents.

Pursuant to its original terms, the Note is scheduled to mature on March 30, 2003 and the Borrower and the Lender now agree to extend the maturity of the Note, to increase the amount of principal to be advanced thereunder, to make certain other modifications set forth below, to ratify the Liens and confirm that the Liens continue to secure the Obligations, all as set forth in the following provisions of this Agreement (which shall prevail over any conflicting or inconsistent provisions in this section).

2.    Principal Balance. As of the date hereof, the outstanding principal balance of the Loan which is currently THREE HUNDRED FIFTY THOUSAND and No/100 Dollars ($350,000.0,0) is hereby increased by the amount of ONE HUNDRED SIXTY FIVE THOUSAND and No/100 Dollars ($165,000.00) to the aggregate principal sum of FIVE HUNDRED FIFTEEN THOUSAND AND NO/ 100 Dollars ($515,000.00).

3.    Title Insurance: Lien Searches. At the time of execution of this Agreement, Borrower shall cause to be issued to Lender, at Borrower's sole cost and expense, such endorsements of any title policy previously issued to insure the lien of the Deed of Trust as Lender may request and are available for issuance under the current applicable title insurance rules and regulations. Simultaneously with the execution and delivery of this Agreement, Lender shall be provided with a title bring down with respect to the Property showing that the Property is free of liens, charges and other encumbrances other than those shown on the title insurance policy previously issued in connection with the Loan. In addition, if requested by Lender, judgment and lien searches, showing no judgments or other liens filed against the Borrower shall be delivered to the Lender.

4.    Borrower's Representations and Warranties. Borrower hereby represents and warrants that (a) Borrower is the sole legal and beneficial owner of the Property; (b) the execution and delivery of this Agreement do not contravene, result win a breach of, or constitute a default under, any deed of trust, loan agreement, indenture or other contract or agreement to which Borrower is a party or by which Borrower or any of its properties may be bound (nor would such execution and delivery constitute such a default with the passage of time or the giving of notice or both) and do not violate or contravene any law, order, decree, rule, regulation or restriction to which Borrower or the Property is subject; (c) Borrower has full power and authority to execute this Agreement; (d) this Agreement constitutes the legal, valid and binding obligations of Borrower enforceable in accordance with its terms; (e) the execution and delivery of, and performance under, this Agreement are within Borrower's power and authority without the joinder or consent of any other party, and do not violate any indenture, agreement or undertaking to which Borrower is a party or by which he is bound; (f) to the best of Borrower's knowledge, there exists no default under the Note or any other Loan Document, and (g) all of the debt evidenced by the Note is and shall be for business, commercial, investment or other similar purpose and not primarily for personal, family, household or agricultural use. Borrower agrees to indemnify and hold Lender hannless against any loss, (claim, damage, liability or expense (including, without limitation, attorneys' fees) incurred as a result of any representation or warranty made by Borrower herein which proves to be untrue or inaccurate in any respect.

5.    Further Assurances. Borrower agrees to execute and deliver to Lender, promptly upon request from Lender, such additional documents as may be necessary or appropriate to consummate the transactions contemplated herein or to perfect, or continue the perfection of, the Liens.

6.    Default Under Deed of Trust. If Borrower shall fail to keep or perform any of the covenants or agreements contained herein or in any of the Loan Documents, or if any statement, representation or warranty contained herein is false, misleading or erroneous in any material respect, Borrower shall be deemed to be in default under the Deed of Trust and Lender shall be entitled at its option to exercise any and all of the rights and remedies granted pursuant to the Deed of Trust, as amended hereby, or any other Loan Document, or to which Lender may otherwise be entitled, whether at law or in equity.

7.    Reaffirmation: Lien Continuation: No Novation. Borrower hereby reaffirms the Note and the other Obligations and promises to pay and perform the Note and all Obligations as modified by this Agreement. The Liens are hereby ratified and confirmed as valid, subsisting and continuing to secure the Note and the Obligations, as modified hereby. Nothing herein shall in any manner diminish, impair or extinguish the Note, the Obligations or the Liens. The Liens are not waived. The execution and delivery of this Agreement shall not constitute a novation of the debt evidenced and secured by the Loan Documents. Borrower ratifies and acknowledges the Loan Documents as valid, subsisting and enforceable and agrees and warrants that there are no offsets, claims or defenses with respect to the Obligations.

8.    No Waiver by Lender. Borrower acknowledges and agrees that the execution of this Agreement by Lender is not intended nor shall it be construed as (a) an actual or implied waiver of any, default under the Note, the Deed of Trust or any other Loan Document, or (b) an actual or implied waiver of any condition or obligation imposed upon Borrower pursuant to the Note, the Deed of Trust or any other Loan Document, except to the extent, if any, specified herein.

9.    Borrower's Performance. If Borrower should fail to comply with any of the agreements, covenants or obligations of Borrower under this Agreement or any other Loan Document, then Lender (in Borrower's name or in its own name) may, but is under no obligation to, perform them or cause them to be performed for the account of the Borrower at Borrower's sole expense. Any and all expenses thus incurred or paid by Lender shall be Borrower's demand obligations to Lender and shall bear interest, from the date of Lender's payment of any such obligation or expense for Borrower's account until the date on which Borrower repays it to Lender, at the default rate of interest set forth herein. Upon making any such payment or incurring any such expense, Lender shall be fully subrogated to all of the rights of the person or entity receiving such payment. Any amounts owing by Borrower to Lender pursuant to this provision or any other provision of this Agreement shall automatically and without notice constitute a portion of the Obligations evidenced by the Note secured by the Deed of Trust and the other Loan Documents. The amount and nature of any such expense and the time when paid shall be fully established by the affidavit of Lender or any of the Lender's officers or agents.

10.    Professional Services. Promptly upon Lender's request, Borrower, at Borrower's sole cost and expense, shall: (a) pay for any appraisal report of the Property; and (b) cause to be conducted or prepared any other written report, summary opinion, inspection, review, survey, audit or other professional service relating to the Property or any operations in connection with it (all as designated in Lender's request) as Lender may reasonably request; including (without limitation) any accounting, auctioneering, architectural, consulting, engineering, design, legal, management, pest control, surveying, title abstracting or other technical, managerial or professional service relating to the Property or its operations. Lender may elect to deliver any such request orally, by telegram, by mail or by hand delivery addressed to Borrower as provided herein or by any other legally effective method, and it may be given at any time and from time to time before the complete and final release and discharge of the Deed of Trust.

11.    Expenses. To the extent not prohibited by applicable law, Borrower will pay all costs and expenses and reimburse Lender for any and all expenditures of every character incurred or expended from time to time, regardless of whether a default shall have occurred, in connection with (a) this Agreement; (b) the evaluation, monitoring and protection of the Property pursuant to rights given in the Loan Documents or by law, and (c) the creation, perfection or realization upon the Liens, and all costs and expenses relating to Lender's exercise of any of its rights and remedies under any of the Loan Documents or at law, including, without limitation, all filing fees, taxes, brokerage fees and commissions, title review and abstract fees, recordation and transfer taxes, Uniform Commercial Code search fees, other fees and expenses incident to title searches, reports and security interests, escrow fees, attorneys fees, legal expenses, court costs, fees and expenses incurred in connection with any complete or partial liquidation of the Property, and all fees and expenses for any professional service relating to Property or any operations conducted in connection with it; provided, however, no right or option granted by Borrower to Lender or otherwise arising pursuant to any provision of this Agreement or any other document shall be deemed to impose or admit a duty on Lender to supervise, monitor or protect any aspect of the Property or any operations conducted in connection with it.

IN WITNESS WHEREOF, the Borrower and the Lender have executed and delivered this Agreement or caused this Agreement to be executed and delivered. This Agreement has been executed on the date or dates of the acknowledgments hereof, but shall be effective as of the date first stated in this Agreement.

BORROWER:

SEAWRIGHT SPRINGS, LLC

By: Seawright Holdings, Inc., Sole Member and Manager

By: /s/ (SEAL)
Joel P. Sens, President

TRUSTEE:

(SEAL)
Palma Collins, Trustee

LENDER:

CHARTER HOUSE, LLC

By: /s/ (SEAL)
Charles E. Kohlhoss, President

STATE OF MARYLAND
ss:
COUNTY OF MONTGOMERY

I HEREBY CERTIFY that on this ______ day of October, 2006, before me, the subscriber, a Notary Public in and for the jurisdiction aforesaid, personally appeared in said jurisdiction Joel P. Sens, personally well known to me (or satisfactorily proven) to be the President of Seawright Holdings, Inc., and personally well known to me (or satisfactorily proven) to be the person who executed the foregoing instrument; and acknowledged that, having authority so to do, she/he executed the foregoing instrument as President of Seawright Holdings, Inc. acting as Sole Member and Manager of SEAWRIGHT SPRINGS, LLC for the purposes therein contained, and delivered the same as such.

WITNESS my hand and Notarial Seal the year and day first above written.

                                                _____________________________
                                                Notary Public

My Commission Expires:

5